Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated February 20, 2013; Rule 433

Structured Investments	$ Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due March 12, 2014

General

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 15 Reference Stocks, subject to the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 1.01%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 12, 2014*
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about February 22, 2013 and are expected to settle on or about February 27, 2013.

Key Terms

Basket:	The Basket consists of 15 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.00%, you will lose some or all of your investment at maturity if the Basket Return is less than approximately 1.01%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this term sheet.

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Basket Adjustment Factor:	99.00%
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × 1/15)]
Stock Return:	Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, as specified in “The Basket” on page TS-1 of this term sheet, divided by the applicable Stock Adjustment Factor
Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date
Stock Adjustment Factor:	With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Observation Date*:	March 7, 2014
Maturity Date*:	March 12, 2014
CUSIP:	48126DXP9
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 4-I

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 20, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
SPLK	Splunk Inc.	The NASDAQ Stock Market (NASDAQ)	1/15	$
ET	ExactTarget, Inc.	New York Stock Exchange (NYSE)	1/15	$
LIFE	Life Technologies Corporation	NASDAQ	1/15	$
GPN	Global Payments Inc.	NYSE	1/15	$
VIAB	Viacom Inc.	NASDAQ	1/15	$
AMCX	AMC Networks Inc.	NASDAQ	1/15	$
TRIP	TripAdvisor, Inc.	NASDAQ	1/15	$
NYT	The New York Times Company	NYSE	1/15	$
MJN	Mead Johnson Nutrition Company	NYSE	1/15	$
COG	Cabot Oil & Gas Corporation	NYSE	1/15	$
PODD	Insulet Corporation	NASDAQ	1/15	$
JOY	Joy Global Inc.	NYSE	1/15	$
TXRH	Texas Roadhouse, Inc.	NASDAQ	1/15	$
OPEN	OpenTable, Inc.	NASDAQ	1/15	$
BBBY	Bed Bath & Beyond Inc.	NASDAQ	1/15	$
*	The Initial Stock Price of each Reference Stock will be determined on the pricing date and is subject to adjustments.
JPMorgan Structured Investments —	TS-1
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.00% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
200.00	100.00%	98.00%
190.00	90.00%	88.10%
180.00	80.00%	78.20%
170.00	70.00%	68.30%
160.00	60.00%	58.40%
150.00	50.00%	48.50%
140.00	40.00%	38.60%
130.00	30.00%	28.70%
120.00	20.00%	18.80%
110.00	10.00%	8.90%
105.00	5.00%	3.95%
101.01	1.01%	0.00%
100.50	0.50%	-0.51%
100.00	0.00%	-1.00%
95.00	-5.00%	-5.95%
90.00	-10.00%	-10.90%
80.00	-20.00%	-20.80%
70.00	-30.00%	-30.70%
60.00	-40.00%	-40.60%
50.00	-50.00%	-50.50%
40.00	-60.00%	-60.40%
30.00	-70.00%	-70.30%
20.00	-80.00%	-80.20%
10.00	-90.00%	-90.10%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, the investor receives a payment at maturity of $1,039.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.00% = $1,039.50

Example 2: The Level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.50. Although the Ending Basket Level of 100.50 is greater than the Starting Basket Level of 100, because of the adverse effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $994.95 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 0.50%) × 99.00% = $994.95

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $792 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) × 99.00% = $792

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 15 Reference Stocks as set forth under “The Basket” on page TS-1 of this term sheet.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the payment at maturity, if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 1.01%, you will lose some or all of your investment in the notes.
•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF BASKET — If the Basket Return is negative or is less than approximately 1.01%, at maturity, you will lose some or all of your investment. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your investment will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your investment in the notes, provided that the payment at maturity will not be less than zero.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our
JPMorgan Structured Investments —	TS-3
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 15 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes. Because the Basket Adjustment Factor always reduces the Payment at Maturity, your return from an investment in the notes may be less than the return from a direct investment in the Reference Stocks.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market
JPMorgan Structured Investments —	TS-4
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
•	the dividend rate on the Reference Stocks;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stocks and the Basket

Except as noted below, the graphs contained in this term sheet set forth the historical performance of the Reference Stocks from January 4, 2008 through February 15, 2013. The graph of the historical Basket performance is based on the historical performance of the Reference Stocks from April 20, 2012 through February 15, 2013 and assumes the Basket Closing Level on April 20, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet. We obtained the closing prices in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the pricing date or the Observation Date. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment at maturity. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from April 20, 2012 through February 15, 2013. The following graph assumes the Basket Closing Level on April 20, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.

JPMorgan Structured Investments —	TS-6
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Splunk Inc. (“Splunk”)

According to its publicly available filings with the SEC, Splunk provides a software platform that collects and indexes data and enables users to search, correlate, analyze, monitor and report on that data. The common stock of Splunk, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Splunk in the accompanying product supplement no. 4-I. Splunk’s SEC file number is 001-35498.

Historical Information Regarding the Common Stock of Splunk

The following graph sets forth the historical performance of the common stock of Splunk based on the weekly closing price of one share of the common stock of Splunk from April 20, 2012 through February 15, 2013. The common stock of Splunk commenced trading on The NASDAQ Stock Market on April 20, 2012. The closing price of one share of the common stock of Splunk on February 19, 2012 was $34.68.

JPMorgan Structured Investments —	TS-7
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

ExactTarget, Inc. (“ExactTarget”)

According to its publicly available filings with the SEC, ExactTarget is an international provider of cross-channel interactive marketing software-as-a-service products that allow organizations to communicate through email, social media and websites. The common stock of ExactTarget, par value $0.0005 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of ExactTarget in the accompanying product supplement no. 4-I. ExactTarget’s SEC file number is 001-35461.

Historical Information Regarding the Common Stock of ExactTarget

The following graph sets forth the historical performance of the common stock of ExactTarget based on the weekly closing price of one share of the common stock of ExactTarget from March 23, 2012 through February 15, 2013. The common stock of ExactTarget commenced trading on the New York Stock Exchange on March 21, 2012. The closing price of one share of the common stock of ExactTarget on February 19, 2013 was $23.78.

Life Technologies Corporation (“Life Technologies”)

According to its publicly available filings with the SEC, Life Technologies is a global life sciences company, whose systems and reagents enable a broad spectrum of biological research of genes, proteins and cells within academic and life sciences research and commercial applications. The common stock of Life Technologies, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Life Technologies in the accompanying product supplement no. 4-I. Life Technologies’ SEC file number is 000-25317.

Historical Information Regarding the Common Stock of Life Technologies

The following graph sets forth the historical performance of the common stock of Life Technologies based on the weekly closing price of one share of the common stock of Life Technologies from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Life Technologies on February 19, 2013 was $63.36.

JPMorgan Structured Investments —	TS-8
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Global Payments Inc. (“Global Payments”)

According to its publicly available filings with the SEC, Global Payments is a provider of electronic payments transaction processing services for consumers, merchants, independent sales organizations, financial institutions, government agencies and multi-national corporations. The common stock of Global Payments, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Global Payments in the accompanying product supplement no. 4-I. Global Payments’ SEC file number is 001-16111.

Historical Information Regarding the Common Stock of Global Payments

The following graph sets forth the historical performance of the common stock of Global Payments based on the weekly closing price of one share of the common stock of Global Payments from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Global Payments on February 19, 2013 was $51.00.

JPMorgan Structured Investments —	TS-9
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Viacom Inc. (“Viacom”)

According to its publicly available filings with the SEC, Viacom is a global entertainment content company that connects with audiences through content across television, motion picture, online and mobile platforms. The Class B common stock of Viacom, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Viacom in the accompanying product supplement no. 4-I. Viacom’s SEC file number is 001-32686.

Historical Information of the Class B Common Stock of Viacom

The following graph sets forth the historical performance of the Class B common stock of Viacom based on the weekly closing price of one share of the Class B common stock of Viacom from December 2, 2011 through February 15, 2013. The Class B common stock of Viacom commenced trading on The NASDAQ Stock Market on December 2, 2011. The closing price of one share of the Class B common stock of Viacom on February 19, 2013 was $60.16.

JPMorgan Structured Investments —	TS-10
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

AMC Networks Inc. (“AMC”)

According to its publicly available filings with the SEC, AMC owns and operates entertainment businesses and assets, including four nationally distributed programming networks, an international programming business, an independent film distribution business and a network technical services business. The Class A common stock of AMC, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of AMC in the accompanying product supplement no. 4-I. AMC’s SEC file number is 001-35106.

Historical Information Regarding the Class A Common Stock of AMC

The following graph sets forth the historical performance of the Class A common stock of AMC based on the weekly closing price of one share of the Class A common stock of AMC from June 17, 2011 through February 15, 2013. The Class A common stock of AMC commenced trading on The NASDAQ Stock Market on June 17, 2011. The closing price of one share of the Class A common stock of AMC on February 19, 2013 was $59.00.

JPMorgan Structured Investments —	TS-11
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

TripAdvisor, Inc. (“TripAdvisor”)

According to its publicly available filings with the SEC, TripAdvisor is an online travel company that provides users with a research platform that aggregates reviews and opinions about destinations, accommodations, restaurants and activities throughout the world. The common stock of TripAdvisor, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of TripAdvisor in the accompanying product supplement no. 4-I. TripAdvisor’s SEC file number is 001-35362.

Historical Information Regarding the Common Stock of TripAdvisor

The following graph sets forth the historical performance of the common stock of TripAdvisor based on the weekly closing price of one share of the common stock of TripAdvisor from December 9, 2011 through February 15, 2013. The common stock of TripAdvisor commenced trading on The NASDAQ Stock Market on December 9, 2011. The closing price of one share of the common stock of TripAdvisor on February 19, 2013 was $43.52.

JPMorgan Structured Investments —	TS-12
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The New York Times Company (“New York Times”)

According to its publicly available filings with the SEC, New York Times is a global, multimedia news and information company that includes newspapers, digital businesses, investments in paper mills and other investments. The Class A common stock of New York Times, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of New York Times in the accompanying product supplement no. 4-I. New York Times’ SEC file number is 001-05837.

Historical Information Regarding the Class A Common Stock of New York Times

The following graph sets forth the historical performance of the Class A common stock of New York Times based on the weekly closing price of one share of the Class A common stock of New York Times from January 4, 2008 through February 15, 2013. The closing price of one share of the Class A common stock of New York Times on February 19, 2013 was $9.07.

Mead Johnson Nutrition Company (“Mead Johnson”)

According to its publicly available filings with the SEC, Mead Johnson manufactures, distributes and sells infant formulas, children’s nutrition and other nutritional products. The common stock of Mead Johnson, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Mead Johnson in the accompanying product supplement no. 4-I. Mead Johnson’s SEC file number is 001-34251.

Historical Information Regarding the Common Stock of Mead Johnson

The following graph sets forth the historical performance of the common stock of Mead Johnson based on the weekly closing price of one share of the common stock of Mead Johnson from February 13, 2009 through February 15, 2013. The common stock of Mead Johnson commenced trading on the New York Stock Exchange on February 11, 2009. The closing price of one share of the common stock of Mead Johnson on February 19, 2013 was $80.40.

JPMorgan Structured Investments —	TS-13
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Cabot Oil & Gas Corporation (“Cabot”)

According to its publicly available filings with the SEC, Cabot is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties located in the United States. The common stock of Cabot, par value $0.10 per share, is listed on The New York Stock Exchange, which we refer to as the relevant exchange for purposes of Cabot in the accompanying product supplement no. 4-I. Cabot’s SEC file number is 001-10447.

Historical Information Regarding the Common Stock of Cabot

The following graph sets forth the historical performance of the common stock of Cabot based on the weekly closing price of one share of the common stock of Cabot Oil & Gas from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Cabot on February 19, 2013 was $55.52.

Insulet Corporation (“Insulet”)

According to its publicly available filings with the SEC, Insulet is a medical device company that develops, manufactures and markets an insulin infusion system for people with insulin-dependent diabetes. The common stock of Insulet, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Insulet in the accompanying product supplement no. 4-I. Insulet’s SEC file number is 001-33462.

Historical Information Regarding the Common Stock of Insulet

The following graph sets forth the historical performance of the common stock of Insulet based on the weekly closing price of one share of the common stock of Insulet from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Insulet on February 19, 2013 was $21.51.

JPMorgan Structured Investments —	TS-14
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Joy Global Inc. (“Joy Global”)

According to its publicly available filings with the SEC, Joy Global is a manufacturer and servicer of high productivity mining equipment for the extraction of coal and other minerals and ores. The common stock of Joy Global, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of EMC in the accompanying product supplement no. 4-I. EMC’s SEC file number is 001-09299.

Historical Information Regarding the Common Stock of Joy Global

The following graph sets forth the historical performance of the common stock of Joy Global based on the weekly closing price of one share of the common stock of Joy Global from January 4, 2008 through February 15, 2013. The common stock of Joy Global commenced trading on the New York Stock Exchange on December 6, 2011. Prior to December 6, 2011, the common stock of Joy Global was traded on The NASDAQ Stock Market. The closing price of one share of the common stock of Joy Global on February 19, 2013 was $63.54.

Texas Roadhouse, Inc. (“Texas Roadhouse”)

According to its publicly available filings with the SEC, Texas Roadhouse is a full-service, casual dining restaurant chain, operating 365 restaurants in 47 states in the United States and one international franchise-owned restaurant in Dubai. The common stock of Texas Roadhouse, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Texas Roadhouse in the accompanying product supplement no. 4-I. Texas Roadhouse’s SEC file number is 000-50972.

Historical Information Regarding the Common Stock of Texas Roadhouse

The following graph sets forth the historical performance of the common stock of Texas Roadhouse based on the weekly closing price of one share of the common stock of Texas Roadhouse from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Texas Roadhouse on February 19, 2013 was $17.50.

JPMorgan Structured Investments —	TS-15
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

OpenTable, Inc. (“OpenTable”)

According to its publicly available filings with the SEC, OpenTable provides an online network that connects reservation-taking restaurants and people who dine at those restaurants. The common stock of OpenTable, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange in the accompanying product supplement no. 4-I. OpenTable’s SEC File number is 001-34357.

Historical Information Regarding the Common Stock of OpenTable

The following graph sets forth the historical performance of the common stock of OpenTable based on the weekly closing price of one share of the common stock of OpenTable from May 22, 2009 through February 15, 2013. The common stock of OpenTable commenced trading on The NASDAQ Stock Market on May 22, 2009. The closing price of one share of the common stock of OpenTable on February 19, 2013 was $55.39.

Bed Bath & Beyond Inc. (“Bed Bath & Beyond”)

According to its publicly available filings with the SEC, Bed Bath & Beyond is a chain of retail stores that sells an assortment of domestics merchandise and home furnishings. The common stock of Bed Bath & Beyond, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange in the accompanying product supplement no. 4-I. Bed Bath & Beyond’s SEC File number is 000-20214.

Historical Information Regarding the Common Stock of Bed Bath & Beyond

The following graph sets forth the historical performance of the common stock of Bed Bath & Beyond based on the weekly closing price of one share of the common stock of Bed Bath & Beyond from January 4, 2008 through February 15, 2013. The closing price of one share of the common stock of Bed Bath & Beyond on February 19, 2013 was $58.17.

JPMorgan Structured Investments —	TS-16
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-17
Return Notes Linked to an Equally Weighted Basket of 15 Reference Stocks